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                                                                     EXHIBIT 99

                                    NEWS RELEASE


FOR IMMEDIATE RELEASE         CONTACT:       Jonathan Killmer
                                             Digi International
                                             (612) 912-3444
                                             jon_killmer@digi.com

                                             Donna Burke
                                             Digi International
                                             (612) 912-3124
                                             donna_burke@digi.com


                      DIGI INTERNATIONAL COMPLETES ACQUISITION
                             OF ITK INTERNATIONAL INC.

MINNEAPOLIS, JULY 29, 1998 - Digi International inc. (Nasdaq: DGII), the leading provider of server-based, remote access communications solutions, today announced that it has completed the previously announced acquisition of privately held ITK International Inc., Dortmund, Germany.

     ITK, a leading provider of open systems, remote access solutions for small- and medium-sized businesses, including a Voice over Internet Protocol (IP) gateway product, has revenues of approximately $30 million.

     ITK recently announced a joint development agreement with the Siemens Public Communication Networks Group in Munich, Germany, hereby the ITK NetBlazer 8500 System, a Voice over IP gateway, will be integrated into Siemens' digital electronic switching system (EWSD). EWSD, in service with around 325 carriers in more than 100 countries with over 160 million ports, is the world's leading digital electronics switching system. An EWSD port is installed every two seconds.

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     In addition, the Voice over IP product is currently undergoing extensive field trails by mediaWays GmbH, the leading provider of a full-coverage IP network in Germany. This field trial encompasses different services, ranging from phone-to-phone connections to computer-to-computer multimedia communications.

     "We're very excited about the potential of the Voice over IP technology and the developments currently under way," said Jerry A. Dusa, president and chief executive officer of Digi International. "ITK's products are an excellent complement to Digi's product line and offer unique opportunities for expansion and growth in new markets."

     Under terms of the acquisition, 615,000 shares of Digi common stock worth approximately $12.5 million (based on Digi's June 30 closing price of $20.25) and $12.5 million in cash was exchanged for the outstanding shares of ITK. The sale will be accounted for under the purchase accounting method, and the company expects that a majority of the purchase price will be written off in the quarter ending September 30, 1998, as acquired-in-process research and development. The company also expects to record a restructuring charge ranging from $1 million to $2 million related to the elimination of duplicate facilities created by the combination.

Digi is a leading ISO 9001-compliant provider of data communications hardware and software that delivers seamless connectivity solutions for open systems, server-based remote access and LAN markets. For more information, visit Digi's Web site at www.dgii.com or call 1-800-344-4273 (U.S.) or 612-912-3444
(International).

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